Exhibit 99.5

AUTHORIZATION AGREEMENT

This AUTHORIZATION AGREEMENT (this “Agreement”) is made and entered into as of January 31st, 2026 (the “Effective Date”), by and between Falcon Creek Capital Advisor, LLC, an Illinois limited liability company (the “Investment Manager”), and Ginkgo Capital Co., Limited, a company incorporated with limited liability in Hong Kong (the “Fund Manager”), acting in its capacity as the fund manager of Ginkgo Capital Global Fund SPC – Xtalpi AI Fund SP (the “Sub-Fund”), a sub-fund of Ginkgo Capital Global Fund SPC (the “Fund”), an Umbrella variable capital company incorporated with limited liability in the Cayman Islands. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Supplemental Memorandum issued in connection with the offer of participating shares in the capital of the Fund attributable to the Sub-Fund (the “Memorandum”) pursuant to the constitution of the Fund (as may be amended, restated, modified, or supplemented from time to time, the “Constitution”).

WHEREAS, the Sub-Fund has agreed to commit $10,000,000 to invest in the equity securities of Cingulate Inc. (the “Investment Objective”), and to cover all fees, costs, and expenses incidental thereto;

WHEREAS, the Fund Manager desires to retain the Investment Manager to provide investment project management and/or advisory services to the Sub-Fund in connection with the Investment Objective; and

WHEREAS, the Investment Manager desires to render such services to the Sub-Fund pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the Investment Manager and the Fund Manager agree as follows:

1.
Services and Duties.

(a)
To the extent permitted by applicable law and the Constitution, the Fund Manager hereby engages and delegates the powers of the Fund Manager to the Investment Manager, and the Investment Manager hereby agrees, as an independent contractor, to accept such delegation and to assist the Fund Manager in the performance of its duties under the Constitution in respect of the Sub-Fund as set forth in this Section 1. The duties of the Investment Manager, subject to the Investment Objective, includes the following: (i) supervising and managing the day-to-day investment management activities and operations of the Sub-Fund; (ii) sourcing, screening, and evaluating investment proposals on behalf of the Sub-Fund; (iii) conducting due diligence in connection with potential investments by the Sub-Fund; (iv) assisting the Sub-Fund in transactions to acquire investments or effect dispositions thereof; (v) monitoring the performance and operations of the investments of the Sub-Fund; (vi) advising as to disposition opportunities; (vii) providing personnel to serve on the boards of directors or other governing bodies of the issuers of equity securities purchased by the Sub-Fund; (viii) engaging with auditors and attorneys, accountants, investment bankers, brokers, appraisers, and others as may be necessary in connection with the performance of its duties set forth in this Section 1; (ix) exercising voting rights with respect to equity securities purchased by the Sub-Fund; and (x) undertaking to do anything incidental to the foregoing to facilitate the performance of the Investment Manager’s obligations hereunder in furtherance of the Investment Objective (collectively, the “Services”). The Investment Manager hereby agrees to comply with the investment restrictions and other provisions described in the Memorandum. The Investment Manager shall provide such other management services related hereto as the Fund Manager or the Sub-Fund may reasonably request. If, at any time during the term of this Agreement, the Sub-Fund proposes any change in the Investment Objective, the Sub-Fund shall notify the Investment Manager, in advance, in writing, of such change.

(b)
It is expressly understood that the management and the conduct of the activities of the Sub-Fund shall remain the sole responsibility of the Fund Manager and that all decisions relating to the selection and disposition of the Sub-Fund’s investments shall be made exclusively by the Fund Manager (without prejudice to the terms and provisions of the Constitution).

(c)
The Investment Manager agrees that it will have such number of personnel as it deems reasonably necessary or appropriate to perform its obligations hereunder, and, that the personnel assigned to handle the Sub-Fund’s matters will devote such time as the Investment Manager deems reasonably necessary or appropriate to carry out the Services. In discharging any of its duties under this Agreement, the Investment Manager may, subject to the terms and conditions set forth in the Constitution, utilize the services of any affiliates, agents, independent contractors, attorneys, accountants, consultants, investment bankers, brokers, appraisers, and others.

(d)
The Investment Manager shall be entitled to obtain investment and other advice from such source or sources and on such terms as it thinks fit (including, without prejudice to the generality of the foregoing, full power to appoint one or more investment advisers to advise as to the investment and re-investment of the assets of the Sub-Fund); provided, that such persons have full power and authority to transact the business in which they are presently engaged and have obtained any necessary authorizations in their local jurisdiction to perform such activities.

(e)
The Investment Manager shall have no obligation to disclose, directly or indirectly, to the Shareholders of the Fund or any Sub-Fund any information relating to the Sub-Fund’s investment in Cingulate Inc. (including processes, plans, data, reports, drawings, documents, business secrets, financial information, or information of any other kind related thereto).

2.
Expenses. The Investment Manager shall bear all of its own costs, expenses, and overhead incurred in connection with the provision of the Services and fulfilling its other obligations hereunder, and each of the Fund Manager and the Sub-Fund shall bear all of its own costs, expenses, and overhead in fulfilling its obligations under this Agreement, including the legal expenses occurred for the Cingulate Investment Project.

4.
Indemnification and Exculpation. Except as otherwise set forth in the Constitution (a) the Investment Manager, its affiliates, and any of their respective partners, members, directors, officers, employees, agents, and investors (together, the “Indemnitees”), shall not be subject to any liability to the Fund, the Sub-Fund, or to any investor of the Fund or the Sub-Fund, for any act or omission in the course of, or connected with, any of the Investment Manager’s responsibilities hereunder and (b) the Fund and the Sub-Fund shall, to the fullest extent permitted by law, indemnify and hold harmless the Indemnitees from and against any and all claims, liabilities, damages, losses, costs, and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s responsibilities hereunder.

5.
Term.

(a)
The term of this Agreement commenced upon the Effective Date and shall continue in full force and effect until the third (3rd) anniversary thereof; provided, that the Term may be automatically extended for successive one (1) year periods upon the written consent of the Fund Manager and the Investment Manager (such initial and successive periods, the “Term”).

(b)
Notwithstanding Section 5(a), the Term shall be automatically terminated upon the earlier to occur of: (i) such date as the Fund Manager and the Investment Manager mutually agree; (ii) such date that the Sub-Fund has disposed of all investments and made a final distribution in accordance with the Constitution; (iii) the dissolution, winding up, liquidation, and/or striking off of the Sub-Fund as set forth in the Constitution; or (iv) the date that the Fund Manager withdraws as the fund manager of the Sub-Fund, other than to the extent permitted under the Constitution.

(c)
Any termination of this Agreement pursuant to this Section 5 shall occur without penalty or other additional payment.

6.
Other Activities of the Investment Manager. Except as provided in this Agreement and/or the Constitution, neither this Agreement nor the Constitution shall be construed in any manner to preclude the Investment Manager and its affiliates or any of their respective officers, directors, employees, members, shareholders, or partners from engaging, directly or indirectly, in any activity whatsoever. Except as specifically provided for herein or in the Constitution, no Shareholder, by reason of being a shareholder in the Sub-Fund, nor the Sub-Fund, shall have any right to participate in any manner in any profits or income earned or derived by or accruing to the Investment Manager or its directors, officers, employees, members, shareholders, or partners, from the conduct of any business or activities other than the activities of the Sub-Fund or from the conduct of any business or activities for any account other than that of the Sub-Fund.

7.
Miscellaneous.

(a)
Independent Contractor Status. The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund Manager from time to time, have no authority to act for or represent the Sub-Fund in any way or otherwise be deemed an agent of the Sub-Fund. Nothing contained herein shall be deemed to constitute the parties hereto (or any of them) as members of any partnership, joint venture, association, syndicate, or other entity. The parties hereto further agree that any amounts paid to the Investment Manager pursuant to this Agreement shall constitute payments for services rendered.

(b)
Exclusivity. From the Effective Date until the expiration of the Term, the Fund Manager and the Sub-Fund agree not to undertake or plan to undertake any activity or investment strategy, directly or indirectly (including through an affiliate), that is similar to or an alternative to the Investment Objective without the prior written consent of Investment Manager. The services of the Investment Manager are not exclusive to the Fund Manager and the Sub-Fund. The Investment Manager and any member, employee, shareholder, affiliate, or agent of the Investment Manager may, to the extent not prohibited by the Constitution, render similar services to others and engage in additional activities so long as the Investment Manager performs its obligations hereunder.

(c)
Brokers. If applicable, the Investment Manager will place orders either directly with the issuer or with brokers, dealers or placement agents selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders, the Investment Manager will use its best efforts to obtain for the Sub-Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Sub-Fund the most favorable price and execution available, the Investment Manager, bearing in mind the Sub-Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Sub-Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Sub-Fund and to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, shall the Sub-Fund’s equity securities be purchased from or sold to the Investment Manager or an affiliate thereof, except to the extent permitted by applicable law.

(d)
Advisers Act. In connection with the performance of the Services and other obligations of the Investment Manager hereunder, the Fund Manager acknowledges and agrees that: (i) the Investment Manager is not, and will not be, registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and (ii) the Fund will not be registered as an investment company under the U.S. Investment Company Act of 1940, as amended, pursuant to one or more available exemptions thereunder.

(e)
Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance of such services hereunder, and the conflict of law principles of such State.

(f)
Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(g)
Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

(h)
Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or affect the interpretation thereof.

(i)
Counterparts. This Agreement may be executed in original or by electronic transmission in any number of counterparts, and, as so executed, shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j)
Amendment, Modification, and Waiver. This Agreement shall not be amended, nor shall any provision of this Agreement be modified or the observance thereof be waived (either generally or in a particular instance and either retroactively or prospectively), without the prior written consent of each of the parties hereto.

(k)
Assignment. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party’s prior written consent, and any attempted assignment or transfer without such consent will be voidable at the sole option of such other party.

(l)
Notices. Notices which may or are required to be given hereunder by any party to another shall be in writing and shall be delivered by mail, hand delivery or courier, or sent electronically to the requisite party, at its address as specified by such party.

(m)
Survival of Certain Provisions. The provisions of Section 2, Section 3, Section 4, Section 5, and this Section 7 shall survive any termination or expiration of this Agreement and the dissolution, winding up, liquidation, and/or striking off of the Sub-Fund.

(n)
Intent. This Agreement is intended to confirm the arrangements provided for in the Constitution (as described in the Memorandum) for the services and duties of the Investment Manager in respect of the Sub-Fund. Accordingly, the text of the Constitution shall govern in the event of any conflict, ambiguity, or inconsistency between this Agreement and the Constitution.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

INVESTMENT MANAGER

FALCON CREEK CAPITAL ADVISOR, LLC
By:	/s/ Zhanpeng Jiang
Name:	Zhanpeng Jiang
Title:	Managing Partner

FUND MANAGER

GINKGO CAPITAL CO., LIMITED

By:	/s/ WENG Wing Yee
Name:	WENG Wing Yee
Title:	Director

[Signature Page to Authorization Agreement]